FOR IMMEDIATE RELEASE

September 14, 2007

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   September 14, 2007…….Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) is pleased to announce the acquisition on September 13th of a 34,624 square foot industrial building at the Charlotte County Airport, 7569 Golf Course Boulevard, Charlotte County, Punta Gorda, Florida, at a purchase price of approximately $4,100,000.  The property is net-leased to Federal Express Corporation through June 30, 2017.

This newly constructed building was purchased from Regional Development Group, Inc., a Florida corporation, from which Monmouth has acquired other properties over the past several years.

Cynthia J. Morgenstern, Monmouth’s Executive Vice President, stated “This acquisition brings the total square footage in our portfolio to approximately 5.9 million square feet net-leased to high-quality investment-grade tenants.”  She also added that “It is exciting to participate in the rebuilding of Punta Gorda, which experienced extensive hurricane damage in 2005, and to help put it back on track to become one of Florida’s most beautiful and quickly developing towns.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio now consists of fifty-seven industrial properties and one shopping center located in twenty-three states.  In addition, the Company owns a portfolio of REIT securities.

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